iPura® Installation and Supplier Agreement

This ***iPura®*** **Installation and Supplier** Agreement ("**Agreement**") is dated, for reference purposes only, the 5th day of December, 2012, by and between

CANTHO IMPORT-EXPORT SEAFOOD JOINT STOCK COMPANY a company organized and duly established under the laws of the Socialist Republic of Vietnam ("**Supplier**" or "**Processor**"):

Business Registration Certificate No.	:	1800632306
Date of issuance	:	June-23-2006
Place of issuance	:	Plan and Investment Office of Cantho City
Address of head office	:	Lot 2-12, Tra Noc Industrial Zone II,
		Can Tho City, Vietnam
Represented by	:	Vo Dong Duc, General Director
Tel	:	84-710-384-1819
Fax	:	84-710-384-4455

and

iPura **Food Distribution Co., Inc.,** a corporation organized and duly established under the laws of the State of Delaware, United States of America ("**IFD**"):

Certificate of Incorporation No.	:	456 1276
Date of issuance	:	13 June 2008
Place of issuance	:	Wilmington, Delaware
		Corporate Trust Center
		1209 Orange St.
		Wilmington, Delaware 19801 USA

Address of head office	:	802 N. Douty
		Hanford, Ca 93130
Tel	:	559-590-0100
Fax	:	559-589-0111
Represented by	:	Stanley John Bien, Authorized Representative

(USA Passport 464143890)

IFD and Processor are sometimes hereinafter referred individually to as **"Party"** and collectively to as **"Parties"**.

Recitals:

A. IFD is a wholly-owned subsidiary of Global Food Technologies, Inc. (**"GFT"**), a corporation organized and duly established under the laws of the State of Delaware, United States of America, for the purpose of engaging in the procurement and distribution of various foods processed through GFT's **"*iPura* System"** (defined below).

B. Processor is in the business of processing certain species of seafood (defined more specifically below under **"Seafood"**) at **"Processor's Plant"** (as defined below), from live to packaging, and then selling that packaged product to its customer(s).

C. Processor via this agreement with IFD will increase international recognition, especially in the U.S., as having the highest standards in safety, quality, sustainability, and supply chain management, providing an increased opportunity to grow international market share.

D. IFD via this agreement will have a supply partner/ processor that will meet the requirements of this ***iPura*** Installation and Supplier Agreement allowing ***iPura*** labeled products to meet the highest standards of safety, quality, sustainability and supply chain management, providing an increased opportunity to grow sales of ***iPura*** labeled products.

E. This Agreement sets forth the understanding between Processor and IFD concerning Processor's acting as a supplier to fulfill IFD's orders for ***iPura***-labeled Seafood.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Processor and IFD agree as follows:

1. DEFINITIONS.

As used herein, the following terms have the following meanings:

1.1 Confidential Information has the meaning set forth in Section 9.1.

1.2 Direct Competitor means any person or entity whose primary business is food processing and/or food safety, or any person or entity controlling, controlled by or under common control with such a person or entity.

1.3 Effective Date means the date this Agreement is signed by both Parties, execute this Agreement and provided the other with a copy. In furtherance thereof, the last Party to sign shall insert the date it signs this Agreement.

1.4 Equipment means one or more (but not necessarily all) of the components that may be used, as determined in IFD's sole judgment, to treat the Seafood and entitle the affixing of the ***iPura*** Seal to packaging containing the Product that has been ordered by IFD and processed through the ***iPura*** System: vessels, loaders, unloaders, trays, conveyors, rinse systems, tray trucks, chillers, mix and fill systems, tray and tray truck washing systems, and other machineries, equipment and fixtures which are made available for the purpose of providing ***iPura*** Services.

1.5 FFDCA has the meaning set forth in Section 5.1(b).

1.6 FPLA has the meaning set forth in Section 5.1(b).

1.7 Force Majeure means, in relation to either Party, any event that is beyond the reasonable control of any Party which has not been brought about at the instance of the Party claiming an event of Force Majeure and which such Party could not prevent or overcome despite having exercised due care and diligence and which results in failure of the implementation of the Agreement. Such events, provided they satisfy the requirements stated in the preceding sentence, shall include, but not be limited to, the following: (a) earthquake or flood; (b) cyclone or other extreme climatic disturbances; (c) acts of terrorism; (d) war or hostilities (whether declared or not); (e) change in government regulations; and (f) new legal prohibitions including i.e., the refusal to issue visas or export licenses, invasion, act of foreign enemy, rebellion, weapon conflict or military actions, civil war, ionizing radiation, contamination by radioactivity from nuclear fuel, any nuclear waste, radioactive toxic explosion or volcanic eruptions.

1.8 IFD Personnel means any and all employees, officers, agents, independent contractors and representatives of IFD or GFT.

1.9 GFT means Global Food Technologies, Inc., the parent company of IFD.

1.10 Governmental Authority means any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order or requirement of any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority or body.

1.11 Installation Date means that date when IFD gives notice to Processor that it has accepted Processor's complete installation of the ***iPura*** System at the Site and is prepared to accept Product for processing through the system.

1.12 ***iPura*** Food Safety and Quality Assurance Program or The ***iPura*** Program means the ***iPura*** System and the ***iPura*** Services.

1.13 ***iPura***-labeled Seafood means seafood processed through the ***iPura*** System under the ***iPura*** Food Safety and Quality Assurance Program and packaged in ***iPura*** labeled packaging.

1.14 ***iPura*** Organic Antimicrobial Agent means agent used in the ***iPura*** System.

1.15 ***iPura*** Seal means the trademarked marketing materials or such other materials as IFD shall provide to Processor from time to time and identify as part of the ***iPura*** Seal.

1.16 ***iPura*** Services means the onsite services performed by IFD Personnel utilizing the ***iPura*** System as more specifically delineated in Section 4 of this agreement.

1.17 ***iPura*** System means the combination of GFT's proprietary integrated Equipment, Parts/Tools/Supplies, methods, processes and other components specially manufactured, installed, operated, monitored and/or maintained by or for GFT to treat Product which, when so treated, is eligible for packaging in packages bearing the ***iPura*** Seal.

1.18 Licensed Materials means the ***iPura*** Food Safety and Quality Assurance Program user manuals and handbooks, and any other documentation provided by IFD and relating to the ***iPura*** Food Safety and Quality Assurance Program for the purpose of the provision of the ***iPura*** Services and which will remain under the ownership of IFD at all times.

1.19 Most Favorable Price ("MFP") means the lowest price and the best terms offered to any customer, including volume discounts.

1.20 ***iPura* Price** means the Most Favorable Price plus or minus the actual variance in packaging, and transportation costs, if any.

1.21 Ordered Product has the meaning set forth in Section 5.1(a).

1.22 Parts/Tools/Supplies means all parts and tools that IFD deems necessary or advisable to maintain in stock for the repair and/or maintenance of the Equipment, and all supplies that IFD deems necessary or advisable to be stored and used at the Site in connection with the use and application of the ***iPura*** Services to the Product through the ***iPura*** System (e.g., antimicrobial solution, cleaning materials, uniforms, etc.).

1.23 Processor's Plant means the processing facility occupied by Processor at Tra Noc II Industrial Park, Can Tho City, Vietnam.

1.24 Product means the seafood products to be designated by the Parties. Initially, the only Product is Seafood.

1.25 Seafood means only Products produced from *Pangasius Hypophthamus* SWAI Fish.

1.26 Site means the secured operating, treatment and storage areas at which (1) the Equipment will be installed and (2) the Parts/Tools/Supplies will be stored or warehoused, as appropriate, within the Processor's Plant, all to GFT's specifications.

1.27 Term, Initial Term *and* Renewal Term have the meanings set forth in Section 7.

1.28 United States means the United States of America and all of its territories.

1.29 Vietnam means the Socialist Republic of Vietnam.

1.30 Vietnam Dong means the lawful currency of Vietnam.

1.31 Vietnamese Authority means any and all of the following: the National Assembly of Vietnam, the Standing Committee of the National Assembly of Vietnam, the President of the Socialist Republic of Vietnam, the Government of Vietnam, the Prime Minister, the Government Office, any Ministries, any People's Committees or any other State agency in Vietnam.

2. FULLFILLMENT of IFD ORDERS for *iPura* LABELED SEAFOOD.

Processor shall promptly process, fulfill, supply and ship all orders submitted by IFD for ***iPura***-labeled Seafood on the terms and conditions set forth in this

Agreement. Processor shall ship each order to any location in the world designated by IFD in the documentation for such order.

Processor shall not (a) attach the ***iPura*** Seal to any Product or package other than to Seafood and packages ordered by IFD, (b) fulfill or otherwise honor any order for ***iPura***-labeled Seafood submitted by or destined to customers other than IFD or persons or entities designated in writing by IFD, nor (c) use the ***iPura*** name or likeness in promoting, selling or otherwise marketing other than ***iPura***-labeled Seafood. It is the intent of the Parties that Processor be one of IFD's suppliers to assure IFD of a reliable source of ***iPura***-labeled Seafood and that Processor implement, observe and maintain the highest standard in food safety at Processor's Plant in conformance with the ***iPura*** Food Safety and Quality Assurance Program throughout the Term of this Agreement to ensure that ***iPura***-labeled Seafood is recognized internationally as the safest and best quality Seafood available.

Any violation by the Processor of the obligations provided in Sections 2 shall be considered a material breach, entitling IFD not only to pursue any and all remedies available to it but also to terminate this Agreement.

3. PRICES AND PAYMENTS.

3.1 Price to IFD.

(a) During the Term of this Agreement, the Processor undertakes, represents and warrants that the ***iPura*** Price offered to IFD will at all times as favorable as the Most Favorable Price (MFP) plus or minus any price adjustments that may be necessary due to potential variances in packaging and transportation costs.

(b) Within the first 5 (five) days of a calendar month, Processor shall provide to IFD a list of its most favorable prices of Seafood of all specifications that it offered or sold to any customer during the immediately preceding full calendar month (without revealing the identity of such customers) and warranty the truthfulness of such list.

(c) Processor agrees to notify IFD within three (3) days of any changes to the Most Favorable Prices from the preceding month.

(d) If the Most Favorable Price during a calendar month is lower than the price paid by IFD during that month, the difference in price will be adjusted on the next purchase by IFD.

(e) Processor agrees to sell to IFD Delivered Duty Paid (DDP) to the US port designated by IFD.

3.2 Payments to Processor.

Payments to Processor shall be made by bank transfer to Processor's bank after delivery to U.S. cold storage designated by IFD.

3.3 Payment terms:

Upon proof of shipping documents iPura shall pay a minimum of thirty (30%) percent of the Invoice and Balance when delivered to designated warehouse.

4. OBLIGATIONS, COVENANTS, REPRESENTATIONS and WARRANTIES of IFD.

4.1 Standards and Selling Efforts. IFD shall use commercially reasonable efforts to sell and distribute the ***iPura***-labeled Seafood and promote and solicit orders for the ***iPura***-labeled Seafood so as to create substantial volume of profitable business for Processor and IFD, (a) first, in the United States, and (b) secondarily, outside of the United States when, in IFD's sole judgment, the United States market has been developed sufficiently to justify expanding to areas outside of the United States.

4.2 Governmental Authority. IFD shall promptly and continuously obey all Governmental Authority required for the sale and distribution of ***iPura***-labeled Seafood in the relevant areas targeted. In the event IFD decides to sell and distribute ***iPura***-labeled Seafood in Vietnam, it is understood that IFD shall also promptly and continuously obey all relevant regulations required for the sale and distribution of ***iPura***-labeled Seafood in Vietnam, including obtaining any necessary approvals and permits from the relevant Vietnamese Authority, if so required by the laws of Vietnam.

4.3 Promotion and Advertising. IFD shall engage in those marketing and advertising activities it deems advisable, in its sole judgment, to promote sales of the ***iPura***-labeled Seafood in the [name of country], subject to the relevant regulations on marketing and advertising in the Targeted Territories, including the relevant regulations of Vietnam if such Seafood is sold in Vietnam, but the timing and manner thereof to be determined by IFD in its sole discretion.

4.4 IFD will install, operate, and maintain the proprietary continuous rinse bacteria reduction system (the ***iPura*** System) prior to the IQF freezer at an agreed upon location.

4.5 IFD will install, operate and maintain the ***iPura*** Chemical Mix ("**Sub-system**") for the ***iPura*** Oganic Antimicrobial Agent at an agreed upon location.

4.6 IFD will provide the technicians to install (with Processor assistance), operate and maintain the ***iPura*** System and Sub-system

4.7 IFD will provide and maintain sufficient inventory of the ***iPura*** Organic Antimicrobial Agent.

4.8 IFD will provide FDA approvals for the ***iPura*** Organic Antimicrobial Agent.

4.9 IFD will provide technical expertise (including a microbiologist and quality assurance personnel) to support the ***iPura*** Program as well as continuous compliance with the regulatory requirements and Global Food Safety Initiative (GFSI) standards.

4.10 IFD will provide its own Laboratory consumables and supplies.

4.11 IFD will provide Time Temperature indicators (TTI) for inclusion in ***iPura*** Systems.

4.12 IFD will provide assurances of confidentiality.

4.13 IFD will provide a license for the use of the ***iPura*** trademark on all ***iPura*** treated SWAI product.

4.14 IFD will provide sales and marketing expertise in the US market.

4.15 IFD will focus on long-term programs that represent recurring sales.

4.16 Upon completion of installation and calibration, IFD will be the exclusive supplier of SWAI for Safeway and Vons.

4.17 ***iPura*** SWAI will be promoted nationwide in Safeway and Vons with point of purchase advertisement and consumer recipes.

4.18 IFD will grow sales by presenting ***iPura*** SWAI to other large retail supermarkets following the Safeway cost-plus model.

4.19 IFD products are promoted in the US market through various forms of media advertisement including television, radio and social media campaigns.

4.20 ***iPura*** SWAI will be promoted to the large food service industry including major restaurants and institutional feeders such as schools, corporations cruise lines, etc.

4.21 IFD will provide the necessary Individual Vacuum Packaging (IVP) machines needed to package the ***iPura*** product; Processor will use their personnel to stage, load and operate the machines.

5. OBLIGATIONS, COVENANTS, REPRESENTATIONS AND WARRANTIES OF PROCESSOR.

5.1 Compliance. Processor hereby represents and warrants as follows:

(a) The Product, including its packaging and labeling, contained in any shipment or delivery made to or on the order of IFD (the "**Ordered Product**") shall conform to the descriptions and requirements set forth in each respective purchase order by IFD;

(b) in addition to observing the relevant laws of Vietnam relating to, among others, product quality, standards and technical regulations, the Processor undertakes to and shall comply with the procedures applicable for each order by IFD, and the Ordered Product will not be adulterated, mislabeled or mispackaged within the meaning of the United States Federal Food, Drug, and Cosmetic Act (the "**FFDCA**") or the United States Fair Packaging and Labeling Act and related regulations (the "**FPLA**");

(c) the Ordered Product will be fit for human consumption;

(d) the Ordered Product will be free of antibiotics and any other drugs not approved for use in food by the U.S. Food and Drug Administration; and

(e) the Ordered Product will be in compliance with all applicable Governmental Authority, including the relevant laws of Vietnam [relating to, among others, product quality, standards and technical regulations].

5.2 Processor will provide the sufficient physical space within the Processing Plan for:

5.2.1 The ***iPura*** Continuous Rinse bacteria reductions system;

5.2.2 The ***iPura*** Organic Chemical Mix (sub-system);

5.2.3 Storage for the ***iPura*** Organic Antimicrobial Agent;

5.2.4 Laboratory equipment and working space for the IFD microbiologist and storage for the Laboratory supplies and consumables.

5.3 Processor shall not remove the ***iPura*** System, or move the ***iPura*** System or any part thereof from its originally installed location at the Site without IFD's advance written consent.

5.4 Processor will meet all installation and operational requirements according to the "i***Pura*** Installation and Operation Specifications" document attached as Exhibit "A".

5.5 Processor will provide the necessary labor for loading and unloading filets into and out of the ***iPura*** System.

5.6 Processor will provide the necessary labor to load, seal and unload filets into the IVP pouches (prior to IQF).

5.7 Processor will provide timely delivery of filets to the ***iPura*** System to ensure continuous efficiency.

5.8 Processor will sell product to IFD at MFP pricing and terms as described in Section 3.1 (a) of this agreement

5.9 Processor will sell product DDP as described in Section 3.1 (e) of this Agreement.

5.10 Processor will provide IFD, upon request all required documentation including audit reports, HAACP, GMP's, SSOP's and affiliated prerequisite programs, environmental monitoring program, pathogen an chemical screening, sampling programs analytical reports, (internal and independent) and validation of compliance with all relevant national and international laws.

6. MANUFACTURE, INSTALLATION AND OWNERSHIP OF EQUIPMENT

6.1 The Equipment shall be designed, engineered, manufactured and shipped to Processor's Plant by or pursuant to the directions of IFD, and IFD shall bear all manufacturing of Equipment and costs for shipping the Equipment costs to Processor's Plant.

6.2 The ***iPura*** System will be installed by or under the direction of IFD Personnel and/or contractors on the Site at Processor's Plant.

6.3 Processor shall, at its own cost, (1) allocate sufficient floor space at the Site for the ***iPura*** System, subsystems, chemical storage and laboratory; and, (2) provide all utilities (electrical, water and sewer) and, plumbing to the ***iPura*** System's

connection points; and, (3) provide the labor and materials required in connection with such installation as detailed in Exhibit A.

6.4 During the Term and for each Renewal Term, ownership and title to the ***iPura*** System, including all Equipment and Parts/Tools/Supplies, shall belong solely to IFD, and Processor hereby waives all claims and rights thereto. Processor shall not have any right to assign, transfer or encumber the ***iPura*** System, Equipment or Parts/Tool/Supplies or any interest therein.

7 TERM and RENEWAL TERM.

7.1 Initial Term. Unless terminated earlier pursuant to Section 7.3 hereof, the **"Initial Term"** of this Agreement commences on the Effective Date and expires two (2) years after the Installation Date. The Initial Term plus any subsequent Renewal Term(s) shall constitute the **"Term"**.

7.2 Option to Renew. IFD shall have the right and option, exercisable in its sole discretion, to fully renew this Agreement for a term of two (2) years after the expiry of the Initial Term (**"Renewal Term"**) on the same terms and conditions herein set forth. Said option must be exercised, if at all, by IFD giving written notice to Processor of the exercise of such option on or before the date of expiration of the initial Term or any then current Renewal Term.

7.3 Termination by IFD.

(a) Breach. If Processor breaches this Agreement, and fails to fully cure the breach within thirty (30) days after IFD gives written notice to Processor specifying the breach IFD may terminate this Agreement.

(b) Insolvency. IFD shall have the right to terminate this Agreement immediately upon written notice to the Processor in the event that Processor becomes insolvent, proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, or makes an assignment for the benefit of creditors, or if any receiver, liquidator, creditor or similar agent is appointed or takes possession with respect to any property or business of Processor, or if a petition has been filed against Processor under any bankruptcy code or insolvency law which is not dismissed within sixty (60) days.

8. INDEPENDENT CONTRACTORS.

The relationship of Processor to IFD is that of an independent contractor, and this Agreement shall not constitute, or be deemed to constitute, either Party as an employee,

agent, partner or joint venturer of the other for any purpose. Neither Party has the right or authority under this Agreement to assume or to create any obligation or responsibility on behalf of the other Party.

9. CONFIDENTIALITY.

9.1 Confidential Information. Processor may be given access to information or materials, or portions thereof, that are considered trade secret, confidential and/or proprietary to IFD, and other documentation, materials, or technical information related to IFD (**"Confidential Information"**).

9.2 Restrictions on Use and Disclosure. Processor undertakes and agrees that it (i) shall treat all Confidential Information as strictly confidential; (ii) shall not disclose any Confidential Information to any other person or entity without the prior written consent of IFD; (iii) shall protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection; and (iv) shall not use any Confidential Information for any purpose other than the implementation of this Agreement. The restrictions in this Section 9.2 shall survive for a period of five (5) years after the termination or expiration of this Agreement, except that such non-disclosure period shall be perpetual in the case of Licensed Materials or any portions thereof, and any of the Confidential Information that is a trade secret.

9.3 Return of Confidential Information. Processor further undertakes and agrees that it shall promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the termination or expiration of this Agreement; or (ii) IFD's written request.

9.4 Terms of Agreement. Processor agrees, and represents and warrants to IFD, that Processor will not disclose any of the provisions of this Agreement to anyone except its attorney, banker, accountant and/or prospective bona-fide purchaser of its business (none of whom shall disclose it to any other person) or pursuant to court order. Processor shall take all necessary precautions to ensure the safekeeping and confidentiality of this Agreement. Processor's violation of this confidentiality clause shall constitute a breach of this Agreement, terminate Processor's option to extend the term of this Agreement (if any is provided for herein), and IFD shall have the right to terminate this Agreement and/or pursue any other remedies available to IFD.

10. ASSIGNMENT.

Neither Party may assign this Agreement, nor assign any of its rights nor delegate any of its obligations hereunder, without the prior written consent of the other Party, not to be unreasonably withheld (except that IFD's consent to any outsourcing of Processor's services may be denied in IFD's sole discretion). Any attempt to assign this Agreement without the other Party's written consent will be void. Notwithstanding the foregoing (but still subject to IFD's consent in its sole discretion to any action which in substance might constitute outsourcing), Processor may assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without IFD's consent to any parent, subsidiary, or affiliate of Processor, or to the surviving entity resulting from any merger, acquisition, or consolidation involving such Party, so long as (i) the assignee or delegatee agrees in writing to be bound by the terms of the Agreement; (ii) Processor acknowledges that it understands that it is still bound as an assignor or delegator for the performance of all obligations of the assignee or delegatee under this Agreement; (iii) Processor provides thirty (30) days advance written notice of such assignment or delegation to IFD; and (iv) Processor's assignee is not a Direct Competitor of IFD or any parent, subsidiary, or affiliate of IFD. Furthermore, notwithstanding the foregoing, IFD may assign or delegate, as appropriate, any of its rights or obligations hereunder to any parent, subsidiary, or affiliate of IFD.

11. FORCE MAJEURE.

If either Party is affected by Force Majeure, it shall immediately notify the other Party in writing of the nature and extent thereof.

(i) Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other Party in writing; and the time for performance of that obligation shall be extended accordingly by the Parties.

(ii) IFD may terminate this Agreement, or any portion that IFD deems affected by the Force Majeure condition, by delivering written notice to the Processor without obligation to pay any compensation to the Processor, if the Force Majeure condition has continued for a period of thirty (30) days or longer and IFD determines, in its sole judgment, that the Force Majeure has caused a material adverse effect on the execution of Processor's obligations under this Agreement, thereby impairing IFD's ability to realize some or all of the purposes for which it entered in to this Agreement.

12 GOVERNING LAW; LANGUAGE.

12.1 This Agreement shall be construed and interpreted in accordance with the laws of the United States of America and the State of California, excluding their choice of law rules.

12.2 The Parties shall use their best efforts to settle amicably through negotiations any question, dispute, controversy, difference or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“**Dispute**”).

12.3 If the Dispute is not settled amicably through negotiations, such Party may give a notice of such Dispute ("**Notice of Dispute**") to the other Party specifically referring to this Section and giving brief particulars of the Dispute.

12.4 If such Dispute is not settled through further negotiations within thirty (30) days of the date of service of such Notice of Dispute, it shall be referred to and finally resolved by the Singapore International Arbitration Centre (“**SIAC**”) in accordance with its practice rules and regulations. Where the Dispute is referred to SIAC, the arbitration shall be conducted in English and presided over by three (3) arbitrators, one each to be appointed by each Party hereto and a third to be appointed with the mutual agreement of both Parties, failing which the third arbitrator shall be appointed by the Chairman of SIAC.

12.5 During and without prejudice to the arbitration process, this Agreement shall continue to be performed.

12.6 Any award or decision of any arbitration under this Section shall be binding and enforceable against the Parties contemplated by the said award or decision and costs shall be borne equally unless SIAC determines otherwise at its discretion.

12.7 The language of this Agreement and all related documentation shall be the American usage of the English language and the Parties hereby agree that the English language version of this Agreement shall control for all purposes and shall be valid and enforceable notwithstanding any translation into a language other than English.

13. UN CONVENTION ON CONTRACTS FOR SALE OF GOODS.

The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14. NOTICES.

All notices, consents, requests, claims or demands permitted or required to be sent under this Agreement shall be in writing and sent by facsimile, registered mail, overnight mail,

courier service, or hand delivery. Notice, request or demand, as appropriate, shall be deemed to have been given upon the earlier of the date of actual receipt or three (3) days after the date of mailing if sent by registered or overnight mail. Unless changed upon proper notice, notices, requests and demands shall be sent to the addresses set forth below:

If to Processor:	If to IFD:
CANTHO IMPORT-EXPORT JSC	***iPura*** Food Distribution Co., Inc.
Lot 12, Tra Noc Industrial Zone II	802 N. Douty
Can Tho City, Vietnam	Hanford, CA 90230
Facsimile: 84-710-384-4455	Facsimile: (559) 589-0111
ATTN: Vo Dong Duc, General Director	Attn: Keith Meeks, President & CEO

15. SEVERABILITY.

At any time, if any provision in this Agreement is or becomes invalid, illegal or unenforceable pursuant to applicable law, such provision shall be severable and distinct from other provisions and the validity, legality and enforceability of the remaining provisions shall not be affected. Furthermore, the Parties shall use their best efforts to arrive at a new provision or clause consistent with the overall intent and objectives of this Agreement.

Furthermore, if any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction and is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability, it shall not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

16. WAIVER.

The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Furthermore, no failure to exercise or delay in exercising any right, power or remedy under this Agreement operates as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

17. CAPTIONS; SINGULAR AND PLURAL; GENDER.

Captions are included in this Agreement only for convenience of the Parties and not for purposes of interpretation of this Agreement. When required by the context of this Agreement, the singular shall include the plural and the plural the singular. Similarly, all references to the masculine, feminine or neuter also include the other genders, as the context requires.

18. DUTY TO PROMPTLY INFORM.

Processor shall immediately notify IFD if it becomes aware of any condition, rule and/or regulation in Vietnam, proposed or enacted, which might or in fact does hinder, restrict or otherwise adversely affect (1) the installation and/or operations of the ***iPura*** Food Safety and Quality Assurance Program at the Processor's Plant or (2) the Processor's performance of its obligations under this Agreement. In such a case, Processor and IFD shall attempt to resolve the matter with the objective of finding a mutually acceptable alternative solution to enable Processor to fulfill its obligations under this Agreement. If Processor and IFD cannot reach a mutually acceptable resolution promptly after Processor's notification to IFD of such condition, rule and/or regulation, IFD may at its own discretion terminate this Agreement in accordance with Section 7 hereof.

19. EXCLUSIVITY.

During the Term, Processor undertakes not to and shall not be associated with, either alone or in conjunction with others, any person or business entity other than GFT and IFD in the manufacture, sale, export, importation, advertisement or other dealings of or relating to products and/or services that are identical or similar in formulation with the ***iPura*** System, or which bear any name, mark or design similar to, capable of being confused with or otherwise resembling GFT's properties and GFT's intellectual properties.

20. ENTIRE AGREEMENT

This Agreement may not be modified, supplemented, or amended except in writing signed by an authorized representative of each Party.

21. COUNTERPARTS AND FACSIMILE TRANSMISSION SIGNATURES.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or photocopied signatures on such counterparts shall be deemed the same as original signatures.

22. PARTIES AFFECTED.

This Agreement shall be binding upon and inure to the benefit of the Parties, their representatives, and their permitted successors and assigns. The action of any officer, partner, agent or other representative of any Party shall be deemed to be the action of said Party.

23. AUTHORITY TO EXECUTE.

EACH PERSON EXECUTING THIS AGREEMENT ON BEHALF OF ANY PARTY HERETO WHICH IS AN ENTITY (PARTNERSHIP, CORPORATION, TRUST, ETC.), WHETHER AS A PARTNER, OFFICER, TRUSTEE, ATTORNEY-IN-FACT, AGENT OR OTHERWISE OF SUCH ENTITY, REPRESENTS AND WARRANTS TO THE OTHER PARTY, AS AN INDUCEMENT TO THE OTHER PARTY TO EXECUTE THIS AGREEMENT, THAT (1) SUCH PERSON OCCUPIES THE OFFICE OR POSITION INDICATED AFTER HIS OR HER NAME, HAVING BEEN DULY ELECTED OR APPOINTED TO SUCH OFFICE OR POSITION; (2) SUCH ENTITY IS IN GOOD STANDING IN THE JURISDICTION OF ITS ORGANIZATION; (3) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND ALL DOCUMENTS (IF ANY) REQUIRED TO BE EXECUTED IN CONNECTION WITH IT, AND THE PERFORMANCE OF SUCH ENTITY'S COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT AND SUCH DOCUMENTS, HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE, PARTNERSHIP, TRUST OR OTHER ACTION, AS APPROPRIATE; AND (4) WHEN EXECUTED BY SUCH PERSON IN THE CAPACITY INDICATED AFTER HIS OR HER NAME, THIS AGREEMENT AND SUCH DOCUMENTS WILL BE FULLY BINDING ON SUCH.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

iPura Food Distribution Co., Inc., a Delaware corporation (**"IFD"**)

By: [signature]

Its: AUTHORIZED REPRESENTATIVE

CANTHO IMPORT-EXPORT SEAFOOD JOINT STOCK COMPANY

By: Mr. VO ĐONG DUC.

Its: General Director.

EXHIBIT "A" Installation Requirements

I. *iPura* CONTINUOUS RINSE SYSTEM

1. Drain Requirements.

- Drain Size – The rinse system has a 6 inch diameter drain pipe connection. A maximum average effluent flow from the drain shall be 130 gpm (492 L/min). Additional drainage shall be provided for normal cleaning and rinse fluids from wash down processes.

2. Control and Electrical Requirements.

- Voltage – 380VAC, 3 phase (φ), 50Hz
- Current - 10 Amps continuous (3.8 KVA) – Remote VFD Panel CP-4
- Conduit Sizes – A 1" (25 mm) conduit will be installed between Continuous Rinse and Remote VFD Panel CP-4. A 1/2" (13mm) conduit will be installed between Remote VFD Panel CP-4 and Conveyor Motor (located on the output of the Continuous Rinse System). As described in the Chemical Mix System, a 13 mm conduit will be installed between the Continuous Rinse System and Chemical Mix System. The material used for the conduits shall not be adversely affected by the chemicals used and shall be watertight.

3. Environmental Requirements.

- Temperature – The temperature in the Continuous Rinse System Area shall be kept at the same temperature as your processing area.
- Air Pressure – Positive air pressure shall be maintained at all times (preferred).
- Air Cleanliness – Air shall be filtered and air particulate size and content shall be equivalent to that of a class 100,000 room of better.
- Air changes – The equivalents air volume of the process area shall be renewed at the rate of three times per hour (preferred).

- Local Exhaust – A 6" exhaust shall be installed and attached the system. The volume of flow shall be 250 cubic feet per minute (cfm) (7080 liters per minute) to the outside of the building.

4. Compressed Air Requirements.

- Pressure – The minimum pressure shall be 80 psi (5.52 bar) (5.62 kg/cm²) and the maximum 100 psi (6.89 bar) (7.03 kg/cm²).

- Flowrate – The equivalent flowrate to be maintained for any two (2) seconds shall be 15 cfm (425 L/min) at the above prescribed pressure range; the continuous flow shall be one (1) cfm (28 L/min

- Relative Humidity – The air shall have a dew point below 50F.

- Storage Tank – The compressed are system shall have a storage tank with a capacity of no less than 20 gallons (75.7 L).

- Filtering – The compressed air shall be filtered through a 100 micron filter or less.

II. CHEMICAL MIX SYSTEM

1. Water.

   - Composition – potable water, reverse osmosis (RO) treated (Preferred), pH – neutral (neither acidic nor basic), and free of heavy metals, iron and biological matter.

   - Flow rate – 130 gallons per minute (gpm), (492 liters per minute L/min, 25.9 cubic meters per hour).

   - Pressure – Minimum of 40 pounds per square inch (psi) (2.76 bar) (2.81 kg/cm²) at the flow rate up to and including 130 gallons per minute (gpm) (492 liters per minute L/min, 25.9 cubic meters per hour).

2. Control & Electrical Requirements.

- Voltage – 380VAC, 3 phase (φ), 50Hz

- Current - 30 Amps continuous (11.4 KVA), 40 Amp capacity (15.2 KVA)

- Conduit Sizes – One (1) conduit shall be supplied to house control wires. The conduit pipe will run between Chemical Mix and Continuous Rinse systems. The minimum diameter of the conduit is 1/2 inch (13 mm). The material used for the conduits shall not be adversely affected by the chemicals used and shall be water tight.

- Electrical Receptacle – A 230VAC, 2 Phase, 50 Hz, 15 amp (5.7 KVA) receptacle shall be placed within the Chemical Mix Area to allow use of a chemical transfer (to fill chemical tank).

3. Emergency Shower / Eye Wash Station:

- Install an Emergency Shower and Eye Wash Station.

4. Environmental Requirements.

- Sunshine – All components of the Chemical Mix System shall be protected such that they will not be subject to any sunshine.
- Temperature – The temperature in the Chemical Mix System Area shall be kept between 45F (7.2C) and 85F (29.4C) at all times.
- Ventilation – An exhaust with minimal air flow shall be installed to allow chemical tank to vent. The chemical tank will vent inside the chemical mix system area (within the partition walls/curtain). The exhaust shall be plumbed to the ceiling to allow area to vent.

5. Containment.

- At minimum we need to contain the Chemical Mix System with a movable curtain or partition wall that will isolate the Mix System from Process Room.
- A curb needs to be installed around Mix System to contain spills in the event of an emergency. It shall have a drain with shut-off valve to isolate chemical leakage is needed.

6. Drain Requirements.

  - Drain Size – As needed to handle spills, wash down fluids and rinse residues. This will come off of the containment curb and have an isolation valve.

III. CHEMICAL STORAGE FOR ORGANIC ANTIMICROBIAL AGENT

Chemical drums shall be stored in this area, large enough to contain 120 barrels.

. The area shall meet the local Health Department, OSHA, Fire Department, and any other local and federal department requirements. If there are discrepancies between the following requirements and those of the government and/or health codes, the latter shall take precedence.

1. Water requirements:

- Composition – potable water, reverse osmosis (RO) treated (Preferred), pH – neutral (neither acidic nor basic), and free of heavy metals, iron and biological matter.
    - Supplies water to:
        - Hose Bib with hose

2. Hose Bib:

- Install a Hose bib with hose for cleaning and general maintenance issues.

3. Drain Requirements:

- Drain size – As needed to handle spills and dilutants, emergency shower, eye wash station, wash down fluids and residues; etc. Drain must have isolation valve to block and remove chemical spills.

4. Environmental Requirements:

- Sunshine – All components of the chemical storage shall be protected such that they will not be subject to any sunshine.

- Temperature – The temperature in the Chemical Storage Area shall be kept between 45F (7.2C) and 85F (29.4C) at all times.

- Ventilation – The area shall be continuously evacuating air to the outside of the building (small fan). Each barrel has a pin hole that vents. The exhaust for this room is needed to allow enough flow to maintain comfortable breathing. Larger fans will be controlled by a switch for emergencies.

5. Control and Electrical Requirements:

- Lights and Light Switches – All fixtures and controls shall be explosion proof.

6. Construction:

- Wall and Floor Finish – Finish shall not be deleteriously effected by the chemical fumes or direct contact with the chemical.

- Spill Containment area – A containment berm shall be constructed/made available to surround the area where the chemical drums are placed.